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                                                                   EXHIBIT 12.1

      Statement Re: Computation of Ratio of Earnings to Fixed Charges

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
                                                                              Six Months
                                 Fiscal Year Ended December 31,             Ended June 30,
                           ----------------------------------------------  ----------------
                            1992      1993    1994      1995       1996     1996     1997
                            ----      ----    ----      ----       ----     ----     ----
Income (loss) before
   income taxes            $(6,769) $(8,173) $1,970   $(35,372)   $27,867  $9,465   $29,573
Fixed charges (expensed)       224      261     246        906        673     516       289
                           -------  -------  ------   --------    -------  ------   -------
Adjusted earnings (loss)    (6,545)  (7,912)  2,216    (34,466)    28,540   9,981    29,862
                           -------  -------  ------   --------    -------  ------   -------

Fixed Charges:
Interest expense               224      261     246        906        673     516       289
Interest capitalized             -        -      40        487        624     263       191
Portion of rental expense
   deemed to be interest         -        -       -          -          -       -         -
                           -------  -------  ------   --------    -------  ------   -------
Total fixed charges            224      261     286      1,393      1,297     779       480
                           -------  -------  ------   --------    -------  ------   -------

Ratio of earnings to
   fixed charges             N/A       N/A      7.7x     N/A         22.0x   12.8x     62.2x
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